Exhibit 99.2

NUCLEA ENERGY INC.

COMPENSATION COMMITTEE CHARTER

(THE “CHARTER”)

1.	PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Nuclea Energy Inc. (the “Corporation”) is to:

(a)	oversee the development and regular assessment of the Corporation’s compensation structure for directors and members of senior management;

(b)	review the recommendations of the Chief Executive Officer (“CEO”) in determining whether to make a recommendation to the Board or recommend any further changes to compensation for the executives; and

(c)	annually review and make recommendations to the Board regarding the compensation for the CEO.

2.	COMPOSITION AND TERM

Committee members shall be appointed by the Board, and shall serve at the pleasure of the Board. The members of the Committee shall have a general familiarity with executive compensation matters or other appropriate post-secondary education and professional training as a lawyer, professional accountant or other relevant professional qualifications. Any member of the Committee may be removed or replaced at any time by the Board and shall, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board. The Board shall designate one member as chair of the Committee (the “Chair”).

The Committee shall be comprised of three or more directors, each of whom shall be “independent” as defined in National Instrument 52-110, Audit Committees, the rules and regulations of the U.S. Securities and Exchange Commission, and the applicable rules of any stock exchange upon which the Corporation’s securities are listed.

3.	MANDATE AND RESPONSIBILITIES

The Committee’s role is to establish, review and oversee the compensation policies of the Corporation and compensation of the named executive officers, in consultation with the CEO. In performance of its duties, the Committee will be guided by the following principles: (i) offering competitive compensation to attract, retain and motivate qualified executives in order for the Corporation to meet its goals; (ii) aligning the interests of the Board and other senior management members with the Corporation’s shareholders; and (iii) acting in the interests of the Corporation and its shareholders by being fiscally responsible.

The mandate and responsibilities of the Committee are as follows:

(a)	With respect to compensation:

(i)	review the compensation structure and policies in respect of senior management and may recommend any changes to such structure and policies to the Board for consideration, on an annual basis, having regard to:

(A)	competitive position;

(B)	individual performance; and

(C)	a review of the remuneration practices of peers in the same industry;

(ii)	seek and consider the CEO’s recommendations for compensation of the other members of senior management and may recommend any changes to such compensation to the Board for consideration;

(iii)	review the Corporation’s incentive compensation and other equity-based plans and recommend changes to such plans to the Board when necessary, and exercise all authority of the Board with respect to the administration of such plans; and

(iv)	annually review directors’ compensation and may recommend any changes to the Board for consideration.

(b)	Ensure the Corporation’s compensation policies for directors and senior management:

(i)	properly reflect their respective duties and responsibilities;

(ii)	are competitive in attracting, retaining and motivating qualified candidates for such roles;

(iii)	align the interests of the directors and senior management with that of shareholders and the Corporation as a whole; and

(iv)	are based on established corporate and individual performance goals and objectives.

(c)	Review and recommend to the Board for approval any senior management employment contracts including offers of employment, retiring allowance agreements or any agreement to take effect in the event of termination or change in control.

(d)	Review and recommend to the Board for its approval the remuneration of the members of the Board (whether in cash or otherwise) who are not employees of the Corporation and amounts to which each such director shall be entitled for each meeting of the Board or a committee thereof attended.

(e)	Administer the Corporation’s equity-based compensation plans and other long term incentive plans (subject to the approval of the Board and, as applicable, any necessary shareholder or regulatory approval), including:

(i)	determining those directors, officers, employees and consultants of the Corporation and its affiliates who may participate in such plans;

(ii)	determining the number of shares, options or other securities or performance awards of the Corporation allocated to each participant under such plan;

(iii)	determining the time or times when such shares, options or other securities or performance awards will vest for each participant; and

(iv)	reviewing and approving all matters relating to any equity-based compensation plan or other long term incentive plan and any employee bonus plan to which the Committee has been delegated authority pursuant to the terms of such plans or any resolutions passed by the Board.

(f)	Review and approve, prior to public disclosure, executive compensation disclosure by the Corporation (including any Statement of Executive Compensation in a management information circular).

(g)	Consider the implications of the risks associated with the Corporation’s compensation policies and practices.

4.	MEETINGS AND PROCEDURES

4.1	Meetings. The time at which and the place where the meetings of the Committee shall be held, the calling of meetings and the procedure at such meetings shall be determined by the Chair. The Committee shall meet as many times as it considers necessary to carry out its responsibilities effectively.

4.2	Quorum. Unless otherwise determined by the Committee, two or more members of the Committee shall constitute a quorum.

4.3	Attendance. The Committee may invite such officers, directors or employees of the Corporation, human resources, compensation or legal advisors, or other persons as it sees fit, from time to time, to attend at meetings of the Committee and to assist in the discussion of matters being considered by the Committee.

4.4	Chair. The Chair shall preside at all meetings of the Committee. In the Chair’s absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised. In case of an equality of votes on any matter voted on by the Committee, the Chair shall have a second, casting vote.

4.5	Decisions. Decisions of the Committee shall be evidenced by resolutions passed at meetings of the Committee and recorded in the minutes of such meetings or by an instrument in writing signed by all of the members of the Committee.

4.6	Secretary and Minutes. The Chair shall appoint a secretary for each meeting to keep minutes of such meeting. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board, redacted as may be determined necessary by the Chair to remove any sensitive personnel information not otherwise material to the Board.

4.7	Authority to Engage Advisors. The Committee shall have the authority to engage, at the expense of the Corporation, such outside advisors as it determines necessary or advisable to carry out its duties, including human resources, compensation and legal advisors, and establish the compensation of such advisors.

4.8	Reporting to the Board. The Committee shall report to the Board on such matters and questions relating to the mandate and activities of the Committee as the Committee may deem appropriate or as the Board may from time to time request or refer to the Committee.

5.	RESOURCES AND AUTHORITY

The Committee is granted the authority to:

(a)	investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation; and

(b)	engage independent legal or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties and set and pay the compensation for any advisors so engaged.

The Committee may request any officer or employee of the Corporation or the Corporation’s counsel or other advisors to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Corporation shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

This Charter is not intended to give rise to civil liability on the part of the Corporation or its directors or officers to shareholders, other security holders, customers, suppliers, competitors, employees or other persons or to any other liability whatsoever on their part.

Effective Date: April 4, 2026.

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